EXHIBIT 99.1

                       Officer's Certificate of Compliance


The undersigned officer of National Global MBS Manager, Inc., formerly HomeSide Global MBS Manager, Inc. (the Trust Manager), a trust formed under, and governed by, the laws of the Australian Capital Territory, hereby certified on behalf of Trust Manager and for the purposes of the Mortgage Backed Floating Rate Notes, Series 2001-1, Class A, HomeSide Mortgage Securities Trust 2001-1 (collectively, the Notes), as follows:

1.   I am a duly appointed, qualified and acting Officer of the Trust Manager;

2. I am duly authorized to execute and deliver this Officer's Certificate on behalf of the Trust Manager; and

3. To the best of my knowledge, the Issuer Trustee, the Perpetual Trustee Company Limited, and Trust Manager have complied with all conditions and covenants under the terms of the HomeSide Mortgage Securities Trusts Servicing Agreement.




                                               National Global MBS Manager, Inc.



Dated: March 29, 2002.                         By /s/ Julie Woodward
                                                  ------------------------------
                                                  Julie Woodward
                                                  Vice President